EXHIBIT 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
SIPEX CORPORATION
a Delaware corporation
     SIPEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:
1. That this corporation was originally incorporated on April 9, 2003 under the name SIPEX Corporation, pursuant to the General Corporation Law.
2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the restatements herein set forth have been duly approved by the Board of Directors of SIPEX Corporation.
3. Pursuant to Section 245 of the General Corporation Law, this Restated Certificate of Incorporation (this “Certificate”) restates and integrates provisions of the Amended and Restated Certificate of Incorporation of this corporation filed with the Secretary of State of the State of Delaware (the “Secretary of the State”) on October 28, 2003, the Amendment of the Restated Certificate of Incorporation of this corporation filed with the Secretary of the State on November 30, 2006 and the Amendment of the Restated Certificate of Incorporation of this corporation filed with the Secretary of the State on February 22, 2007.
4. The text of the Amended and Restated Certificate of Incorporation of this corporation is hereby restated in its entirety as follows:
ARTICLE I
     The name of this corporation is SIPEX Corporation (the “corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or may hereafter be amended.
ARTICLE IV
     The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the corporation shall have authority to issue is 61,000,000 consisting of 60,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share.
     Effective 1:31 p.m. Pacific Standard Time on February 23, 2007 (the “Effective Time”), each two shares of Common Stock of the Corporation issued and outstanding shall be combined into one (1) share of fully paid and nonassessable Common Stock of the Corporation, as appropriate, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by this Article pursuant to procedures adopted by the Corporation.

     No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.
     A holder of common stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, for the ten (10) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected by this Article) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected by this Article) or other price determined by the Board of Directors).
     The Board of Directors of the corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
     Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).
ARTICLE V
     The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:
     A. The business and affairs of the corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.
     B. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.
     C. Any action required or permitted to be taken by the stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall have been signed by all stockholders entitled to vote on the matter.
     D. Special meetings of stockholders of the corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President, the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and upon the written application, in the manner provided in the Bylaws of the Corporation, of one or more stockholders holding shares in the aggregate entitled to cast not less than 40% of the votes at that meeting. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors of the corporation whether or not there exist any vacancies in previously authorized directorships.
ARTICLE VI
     A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution duly adopted by a majority of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be classified, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, as nearly equal in number as possible, with Class I to be originally elected for a term expiring at the first annual meeting of stockholders to be held after November 30, 2006, Class II to be originally elected for a term expiring at the second annual meeting of stockholders to be held after November 30, 2006, and Class III to be originally elected for a term expiring at the third annual meeting of stockholders to be held after November 30, 2006, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.
     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.
     C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.
     D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statute, by the Certificate of Incorporation or the Bylaws of the corporation, any director, or all of the directors, may be removed from the Board, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the corporation then entitled to vote at the election of directors, voting together as a single class.
ARTICLE VII
     The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the corporation, subject to any limitations and requirements set forth in the Bylaws of the corporation. Any duly authorized adoption, amendment or repeal of the Bylaws of the corporation by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation by an affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the corporation then entitled to vote at the election of directors, voting as a single class.
ARTICLE VIII
     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.
     The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the corporation (or any predecessor thereof), or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the corporation (or any predecessor); provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation. The right to indemnification conferred by this Section 2 shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The corporation may indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee or agent of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation. The rights to indemnification and to the advancement of expenses conferred in this Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the corporation, any statute, agreement, vote of the stockholders of the corporation or disinterested directors of the corporation or otherwise.

     Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment, repeal or modification.
ARTICLE IX
     The corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.
     IN WITNESS WHEREOF, SIPEX Corporation has caused this Restated Certificate of Incorporation to be executed by its Secretary this 20th day of March 2007.

SIPEX CORPORATION
/s/ Clyde R. Wallin
Clyde R. Wallin
Secretary

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